EXHIBIT 3.1

THIS COMPOSITE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ERNEXA THERAPEUTICS INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S CERTIFICATE OF INCORPORATION AND ALL AMENDMENTS THERETO FILED WITH THE DELAWARE SECRETARY OF STATE THEREAFTER ON OR PRIOR TO JUNE 10, 2025, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE

RESTATED CERTIFICATE

OF

INCORPORATION

Ernexa Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Ernexa Therapeutics Inc. The corporation was originally incorporated under the name Alroy Industries, Inc. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 13, 1984 (the “Original Certificate”). The Original Certificate was amended and restated by a restated certificate of incorporation of the corporation filed with the Secretary of State of the State of Delaware on June 14, 1991 (the “Amended and Restated Certificate”).

2. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

3. Pursuant to Section 245(c) of the General Corporation Law of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The text of the Amended and Restated Certificate as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is Ernexa Therapeutics Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, county of New Castle, Delaware. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purpose to be conducted or promoted is to be engaged in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 151,000,000 shares, of which 150,000,000 shares shall be Common Stock, par value $.005 per share, and 1,000,000 shall be Preferred Stock, par value $.005 per share.

(a) Series A Preferred Stock. This corporation is authorized to issue a series of Preferred Stock designated “Series A Convertible Preferred Stock” consisting of 156,112 shares.

(1) Dividend Rights.

(i) Rights to Cash Dividends. In the absence of any action pursuant to part (ii) of this subdivision (a)(l), the holders of the Series A Preferred shall be entitled to receive cumulative dividends of ten cents per share per annum, payable semiannually in equal installments of five cents per share on December 1 and June 1 of each year. The dividends so payable on any December 1 or June 1 will be paid by check or draft to the person (the “Registered Holder”) in whose name the Series A Preferred is registered as of the close of business on November 15 or May 15 next preceding the interest payment date (whether or not a business day), at such person’s address as it appears on the registration books of the Corporation.

(ii) Rights to Stock Dividends. At the Corporation’s option, the Corporation may declare and pay a dividend for any dividend payment date(s) in the form of its common stock, $.005 par value per share (the “Common Stock”), such stock dividend to be in lieu of the dividend provided for by part (i) of this subdivision (a)(l). To determine the amount of Common Stock to be issued as a substitute dividend on the Series A Preferred, the Common Stock will be valued at its market value. Market value is defined for this purpose as the average closing bid price for the twentieth through eleventh trading days preceding the date on which interest is due.

(2) Voting Rights. The Series A Preferred shall have no voting rights.

(3) Rights on Liquidation, Dissolution and Winding Up. Upon liquidation, dissolution and winding up, each share of the Series A Preferred shall have preference over the Common Stock to the extent of $1.00 per share, but shall not otherwise be entitled to share in the proceeds of any liquidation, dissolution or winding up. The preference or subordination of the rights of the Series A Preferred with respect to any other class of stock, or any other series of preferred stock, shall be as stated in the instrument defining the rights of such other class or series. Neither the merger or consolidation of the Corporation into or with any other corporation or any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subdivision (3).

(4) Conversion Rights. Commencing on the date of the issuance of the Series A Preferred, the Series A Preferred shall at any time be convertible at the option of the holder thereof into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a conversion rate (the “Conversion Rate”) as set forth below (subject to adjustment as provided in subdivision (5) hereof).

(i) The Registered Holder shall have the right at any time to convert shares of Series A Preferred into that number of fully paid and nonassessable shares of Common Stock of the Corporation that equals the number of shares of Series A Preferred that are surrendered for conversion divided by the Conversion Rate. The Conversion Rate shall initially be 100%, and shall be subject to adjustment pursuant to subdivision (5) hereof. Upon the surrender of the Series A Preferred accompanied by the written request for conversion from the Registered Holder, the Corporation shall issue and deliver to such Registered Holder certificates evidencing such shares of Common Stock.

(ii) In order to exercise the conversion privileges, the Registered Holder shall surrender the Series A Preferred to the Corporation at its principal address, accompanied by written notice to the Corporation that such holder elects to convert all or a portion of the same. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock and any re-issued Series A Preferred shall be issued upon such conversion. As promptly as practicable after the receipt of such notice and surrender of the Series A Preferred, the Corporation shall issue and deliver to such holder, or to his assignee or assignees on his written order, a certificate or certificates for the number of full shares of Common Stock and any re-issued Series A Preferred issuable upon the conversion of the Series A Preferred. Such conversion shall be deemed to have been effected at the close of business of the first business day after the date on which such notice shall have been received by the Corporation and such Series A Preferred shall have been surrendered.

(iii) No fractional shares shall be issued upon conversion of the Series A Preferred and any portion of the same which would otherwise be convertible into a fractional share shall be paid in cash in the amount of the liquidation preference of the fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion.

(5) Adjustments to Conversion Rate.

The Conversion Rate shall be subject to adjustment as provided in this subdivision (5).

(i) In case the Corporation shall (A) pay a dividend, or make a distribution, in shares of its Common Stock (the “Shares”), (B) subdivide its outstanding Shares into a greater number of Shares, (C) combine its outstanding Shares into a smaller number of Shares, or (D) issue by reclassification of its Shares any shares of Common Stock of the Corporation (other than a change in par value, or from par value to no par value, or from no par value to par value), the Conversion Rate in effect immediately prior thereto shall be adjusted so that the Registered Holder shall be entitled to receive the number of Shares which he would have owned or have been entitled to receive immediately following the happening of any of the events described above, had the Series A Preferred been converted immediately prior to the record or effective date thereof.

An adjustment made pursuant to subparts (i)(A)-(D) above shall become effective immediately after the record date in the case of a dividend or distribution in Shares and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this paragraph, the Registered Holder shall become entitled to receive shares of two or more classes of Common Stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be evidenced by a resolution) shall determine the allocation of the adjusted Conversion Rate between or among the shares of such classes of Common Stock.

(ii) In case of any reclassification of the outstanding Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Corporation with, or merger of the Corporation into, another corporation wherein the Corporation is not the surviving entity, or in case of any sale of all, or substantially all, of the property, assets, business and goodwill of the Corporation, the Corporation, or such successor or purchasing corporation, as the case may be, shall provide, by a written instrument delivered to the Registered Holder, that the Registered Holder shall thereafter be entitled upon conversion to the kind and amount of shares of stock or other equity securities, or other property or assets which would have been receivable by such Registered Holder upon such reclassification, consolidation, merger or sale, if the Series A Preferred had been converted immediately prior thereto. Such corporation, which thereafter shall be deemed to be the “Corporation” for purposes of the Series A Preferred, shall provide in such written instrument for adjustments to the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in this subdivision (5).

(iii) Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any Common Stock without consideration or for a consideration per share less than the then applicable Equivalent Preference Amount, the Equivalent Preference Amount shall immediately be reduced to the amount determined by dividing (A) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Equivalent Preference Amount in effect immediately prior to such issuance and (2) the consideration, if any, received by the Corporation upon such issuance, by (B) the total number of shares of Common Stock outstanding immediately after such issuance. The Equivalent Preference Amount at any time shall be the value that results when the liquidation preference of one share of Series A Preferred is multiplied by the Conversion Rate in effect at that time; thus the Conversion Rate applicable after the adjustment in the Equivalent Preference Amount provided by this part (iii) shall be the figure that results when the adjusted Equivalent Preference Amount is divided by the liquidation preference of one share of Series A Preferred.

For the purpose of determining the date on which an adjustment to the Conversion Rate pursuant to this part (iii) shall take effect, the Conversion Rate shall be adjusted as of the earlier of (x) the date, if any, on which the Corporation shall enter into a firm contract for the issuance of such shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, or (y) the date of actual issuance of such shares of Common Stock or such other securities.

For the purposes of any adjustment of the Conversion Rate pursuant to this part (iii), the following provisions shall also be applicable:

(A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate current market price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) Options and Convertible Securities. In the case of the issuance of (x) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (y) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (z) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparts (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subparts (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange (the “Change in Number or Consideration”), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Rate as then in effect shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to the Change in Number or Consideration, or of such convertible or exchangeable securities not converted or exchanged prior to the Change in Number or Consideration, upon the basis of the Change in Number or Consideration;

(4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Rate shall have been adjusted upon the issuance thereof, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5) if the Conversion Rate shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Rate shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(iv) Whenever the Conversion Rate shall be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Rate in accordance with such provisions and shall prepare a certificate signed by its President, any Vice-President or the Chief Financial Officer setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment was based and shall mail such certificate to the Registered Holders of the Series A Preferred.

(6) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred from time to time outstanding, and, if at any time the number of shares of Common Stock remaining unissued are not sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred, the Corporation shall take such action as is necessary to increase the authorized amount of Common Stock to such number of shares as shall be sufficient for such purposes.

(b) Other Series or Classes of Preferred Stock. Shares of an additional Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be stated and expressed in this Article IV or as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and such relative, participating, optional or other special rights (including, without limitation, the right to convert the shares of such Preferred Stock into shares of the Corporation’s Common Stock at such rate and upon such terms and conditions as may be fixed by the Corporation’s Board of Directors), with such qualifications, limitations, or restrictions of such preferences or rights as shall be stated and expressed in this Article IV or in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware.

Except as may be otherwise provided in this Article IV or in the resolution or resolutions providing for the issue of a particular series, the Board of Directors may from time to time increase the number of shares of any series already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof.

All shares of Preferred Stock of all series shall be of equal rank and be identical in all respects except in respect to the particulars which may be fixed by the Board of Directors as provided in this Article IV.

(c) Common Stock.

(1) After the requirements with respect to the preferential dividends of the Preferred Stock shall be met, and after the Corporation shall have complied with all of the requirements, if any, with respect to the setting aside of sums for redemption, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(2) After distribution in full of the preferential amounts required to be distributed to the holders of the Preferred Stock and to the holders of any class of stock of the Corporation ranking as to distribution of assets senior to the Common Stock, in the event of voluntary or involuntary liquidation or dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available to distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

(3) Each holder of record of Common Stock shall have the right to vote each share of Common Stock standing in his name on the record books of the Corporation. Except as otherwise provided herein or in any Certificate of Designations, Preferences and Rights of Preferred Stock filed in the Office of the Secretary of State of the State of Delaware, or otherwise as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as one class on all matters.

Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to Article IV of this Certificate of Incorporation (the “Effective Time”), each fifteen (15) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation, to fix the amount reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount upon the property and franchise of this corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of the Corporation.

ARTICLE VII

The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expense to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

To the extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

ARTICLE IX

A. Number, Election and Term of Directors. The number of Directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws. Each director who is serving as a director on the date of this Amendment (October 20, 2005) shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders. At each annual meeting of stockholders after the date of this Amendment (October 20, 2005), the Directors elected at such annual meeting shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year following the year of their election, with the members to hold office until their successors are elected and qualified.

B. Newly Created Directorship and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from the death, resignation, disqualification, or removal of a director shall be filled solely by the affirmative vote of the majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected (a) to fill any vacancy resulting from the death, resignation, disqualification or removal of a Director shall hold office for the remainder of the full term of the Director whose death, resignation, disqualification or removal created such vacancy or (b) to fill any vacancy resulting from a newly created directorship shall hold office until the next annual meeting of stockholders and, in each case, until such Director’s successors shall have become elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

C. Removal. Subject to the rights of any Preferred Stock to elect directors under specified circumstances, any director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X

Reserved.

ARTICLE XI

(a) Except as otherwise provided in this Article XI, no purchase by the Corporation from any Controlling Person (as hereinafter defined) of shares of any stock of the Corporation owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of stock of the Corporation acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of stock of the Corporation entitled to vote held by Disinterested Stockholders (as hereinafter defined).

(b) The provisions of this Article XI shall not apply to (i) any offer to purchase made by the Corporation which is made on the same terms and conditions to the holders of all shares of stock of the Corporation, (ii) any purchase by the Corporation of shares owned by a Controlling Person occurring after the end of two years following the date of the last acquisition by such Controlling Person of stock of the Corporation, (iii) any transaction which may be deemed to be a purchase by the Corporation of shares of its stock which is made in accordance with the terms of any stock option or other employee benefit plan now or hereafter maintained by the Corporation, or (iv) any purchase by the Corporation of shares of its stock at prevailing market prices pursuant to a stock repurchase program.

(c) This Article XI shall not be amended without the affirmative vote of not less than a majority of the stock of the Corporation entitled to vote thereon; provided, however, that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of stock of the Corporation entitled to vote thereon held by Disinterested Stockholders.

(d) For purposes of this Article XI: (i) the term “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding securities of the Corporation) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of the stock of the Corporation, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity and (ii) the term “Disinterested Stockholders” means those holders of the stock of the Corporation entitled to vote on any matter, none of which is a “Controlling Person.”

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by its authorized officer this 9th day of August, 2013.